FIRST AMENDMENT TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

    THIS FIRST AMENDMENT dated as of the 18th day of May, 2022, to the Investment Sub-Advisory Agreement, dated as of December 1, 2021 (the “Agreement”), is entered into by and between V- Square Quantitative Management, LLC, a Delaware limited liability company (“Adviser”), Vident Investment Advisory, LLC, a Delaware limited liability company (the “Sub-Adviser”) and Managed Portfolio Series, a Delaware statutory trust (the “Trust”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement to incorporate a newly created series of the Trust; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all of the parties.

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the purpose of adding the V-Shares MSCI World ESG Materiality and Carbon Transition ETF to be effective at the time the V-Shares MSCI World ESG Materiality and Carbon Transition ETF commences operations pursuant to an effective amendment to the Trust's Registration Statement under the Securities Act of 1933, as amended.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.

V-SQUARE QUANTITATIVE MANAGEMENT, LLC	VIDENT INVESTMENT ADVISORY, LLC

By: /s/ Mamadou-Abou Sarr	By: /s/ Amrita Nandakumar
Name: Mamadou-Abou Sarr	Name: Amrita Nandakumar
Title: President, Chief Executive Officer	Title: President

MANAGED PORTFOLIO SERIES
on behalf of the series listed on Amended Schedule A

By: /s/ Brian R. Wiedmeyer
Name: Brian R Wiedmeyer
Title: President

AMENDED AND RESTATED
SCHEDULE A
FUNDS AND FEES

Series of Managed Portfolio Series	Annual Fee Rate as % of Current Net Assets

V-Shares US Leadership Diversity ETF (VDNI)	Tiered fee schedule with annual minimum of $ 25,000 First $ 500 million - 0.05% Next $ 500 million - 0.04% Balance over $1 billion - 0.03%

V-Shares MSCI World ESG Materiality and Carbon Transition ETF (VMAT)	Tiered fee schedule with annual minimum of $ 25,000 First $ 500 million - 0.05% Next $ 500 million - 0.04% Balance over $1 billion - 0.03%